EXHIBIT 10.1

LOAN AGREEMENT

THIS LOAN AGREEMENT (“Agreement”) is made and entered into as of January 25, 2005 by and between HEWITT RELOCATION SERVICES, INC., a California corporation (“Borrower”), and UNION BANK OF CALIFORNIA, N.A., a national banking association (“Bank”).

SECTION 1. THE CREDIT

1.1    CREDIT FACILITY

1.1.1    The Revolving Loan. Bank will loan to Borrower an amount not to exceed Twenty Five Million Dollars ($25,000,000) outstanding in the aggregate at any one time (the “Revolving Loan”). The proceeds of the Revolving Loan shall be used for Borrower’s relocation expenses for Borrower’s clients. Borrower may borrow, repay and reborrow all or part of the Revolving Loan in accordance with the terms of the Revolving Note (defined below). All borrowings of the Revolving Loan must be made before November 30, 2006, at which time all unpaid principal and interest of the Revolving Loan shall be due and payable. The Revolving Loan shall be evidenced by Bank’s standard form of commercial promissory note (the “Revolving Note”). Bank shall enter each amount borrowed and repaid in Bank’s records and such entries shall be deemed correct. Omission of Bank to make any such entries shall not discharge Borrower of its obligation to repay in full with interest all amounts borrowed.

1.2    Terminology. The following words and phrases, whether used in their singular or plural form, shall have the meanings set forth below:

(a) “GAAP” means generally accepted accounting principles and practices consistently applied. Accounting terms used in this Agreement but not otherwise expressly defined have the meanings given them by GAAP.

(b) “Hewitt” means Hewitt Associates, Inc. a California corporation.

(c) “Indebtedness” means for any person, (i) obligations of such person for borrowed money, (ii) obligations of such person representing the deferred purchase price of property or services other than accounts payable arising in the ordinary course of business on terms customary in the trade, (iii) obligations of such person evidenced by notes, acceptances, or other instruments of such person or pursuant to letters of credit issued for such person’s account, (iv) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (v) capitalized lease obligations of such person, and (vi) obligations or “Indebtedness” described in the foregoing clauses (i) through (v) for which such person is obligated pursuant to a Guaranty.

(d) “Lien” means any voluntary or involuntary security interest, mortgage, pledge, claim, charge, encumbrance, title retention agreement, or third party interest, covering all or any part of the property of Borrower or any Guarantor.

(e) “Loan” means all the credit facilities described above.

(f) “Loan Documents” means this Agreement, the Note, and all other documents, instruments and agreements required by Bank and executed in connection with this

Agreement, the Note, the Loans, and with all other credit facilities from time to time made available to Borrower by Bank.

(g) “Note” means all the promissory notes described above.

1.4    Prepayment. The Loan may be prepaid in full or in part but only in accordance with the terms of the Note, and any such prepayment shall be subject to any prepayment fee provided for therein. In the event of a principal prepayment on any term indebtedness, the amount prepaid shall be applied to the scheduled principal installments due in the reverse order of their maturity on the Loan being prepaid.

1.5    Interest. The unpaid principal balance of the Loan shall bear interest at the rate or rates provided in the Note.

1.6    Facility Fee. Borrower shall pay to Bank (i) on or before the execution of this Agreement, and (ii) one year from the date of this Agreement, a fee of one eighth percent (0.125%) on the Revolving Loan.

1.7    Utilization Fee. On the last day of each calendar quarter Borrower shall pay to Bank a fee of one eighth of one percent (0.125%) for every day that the outstanding principal balance on the Revolving Loan exceeds Twelve Million Five Hundred Thousand Dollars ($12,500,000) for the preceding quarter, computed on the basis of a 360 day year for actual days elapsed.

1.8    Balances. Borrower shall maintain its major depository accounts with Bank until all obligations of Borrower to Bank under the Loan Documents have been paid in full.

1.9    Disbursement. Bank shall disburse the proceeds of the Loan as provided in Bank’s standard form Authorization(s) to Disburse executed by Borrower.

SECTION 2. CONDITIONS PRECEDENT

Bank shall not be obligated to disburse all or any portion of the Loans unless at or prior to the time of each such disbursement, the following conditions have been fulfilled to Bank’s satisfaction:

2.1    Compliance. Borrower shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with, and shall have executed and delivered to Bank the Note and all other Loan Documents.

2.2    Guaranty. Hewitt Associates L.L.C., a Illinois limited liability company (“Guarantor”) shall have executed and delivered to Bank a continuing guaranty in form and amount satisfactory to Bank.

2.3    Authorization to Obtain Credit. Borrower shall have provided Bank with an executed copy of Bank’s form Authorization to Obtain Credit, authorizing the execution, delivery and performance of this Agreement and the other Loan Documents. Such resolutions shall also designate the persons who are authorized to act on Borrower’s behalf in connection with this Agreement to do the things required of Borrower pursuant to this Agreement.

2.4    Termination Statements. Borrower shall have provided Bank with termination statements authorized by such secured creditors as may be required by Bank, suitable for filing with the Secretary of State in each state designated by Bank.

2.5    Continuing Compliance. At the time any disbursement is to be made and immediately thereafter, there shall not exist any Event of Default (as hereinafter defined) or any event, condition, or act which with notice or lapse of time, or both, would constitute an Event of Default.

SECTION 3. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants that:

3.1    Business Activity. Borrower’s principal business is relocation management services.

3.2    Affiliates and Subsidiaries. Borrower’s affiliates and subsidiaries (those entities in which Borrower has either a controlling interest or a twenty-five percent (25%) or more ownership interest) and their addresses, and the names of the persons or entities owning five percent (5%) or more of the equity interests in Borrower, are as provided on a schedule delivered to Bank on or before the date of this Agreement.

3.3    Organization and Qualification. Borrower is duly organized and existing under the laws of the state of its organization, is duly qualified and in good standing in any jurisdiction where such qualification is required, and has the power and authority to carry on the business in which it is engaged and/or proposes to engage.

3.4    Power and Authorization. Borrower has the power and authority to enter into this Agreement and to execute and deliver the Note and all other Loan Documents. This Agreement and all things required by this Agreement and the other Loan Documents have been duly authorized by all requisite action of Borrower.

3.5    Authority to Borrow. The execution, delivery and performance of this Agreement, the Note and all other Loan Documents are not in contravention of any of the terms of any indenture, agreement or undertaking to which Borrower is a party or by which it or any of its property is bound or affected.

3.6    Compliance with Laws. Borrower is in compliance with all applicable laws, rules, ordinances or regulations which materially affect the operations or financial condition of Borrower.

3.7    Title. Except for assets which may have been disposed of in the ordinary course of business, Borrower has good and marketable title to all property reflected in its financial statements delivered to Bank and to all property acquired by Borrower since the date of said financial statements, free and clear of all Liens, except Liens specifically referred to in said financial statements.

3.8    Financial Statements. Borrower’s financial statements, including both a balance sheet at March 31, 2004, together with supporting schedules, and an income statement for the six (6) months ended September 30, 2004, have heretofore been furnished to Bank, are true and complete, and fairly represent Borrower’s financial condition for the period covered thereby. Since September 30, 2004, there has been no material adverse change in Borrower’s financial condition or operations.

3.9    Litigation. There is no litigation or proceeding pending or threatened against Borrower or any of its property which is reasonably likely to affect the financial condition, property or business of Borrower in a materially adverse manner or result in liability in excess of Borrower’s insurance coverage.

3.10    ERISA. Borrower’s defined benefit pension plans (as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), meet, as of the date hereof, the minimum funding standards of Section 302 of ERISA, and no Reportable Event or Prohibited Transaction as defined in ERISA has occurred with respect to any such plan.

3.11    Regulation U. No action has been taken or is currently planned by Borrower, or any agent acting on its behalf, which would cause this Agreement or the Note to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System, or to violate the Securities and Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock as one of its important activities and, except as may be expressly agreed to and documented between Borrower and Bank, none of the proceeds of the Loan will be used directly or indirectly for such purpose.

3.12    No Event of Default. Borrower is not now in default in the payment of any of its material obligations, and there exists no Event of Default, and no condition, event or act which with notice or lapse of time, or both, would constitute an Event of Default.

3.13    Other Obligations. Borrower’s obligations under this Agreement ranks at least pari passu with its other obligations as a borrower or guarantor.

3.14    Continuing Representations and Warranties. The foregoing representations and warranties shall be considered to have been made again at and as of the date of each and every Loan disbursement and shall be true and correct as of each such date.

SECTION 4. AFFIRMATIVE COVENANTS

Until all sums payable pursuant to this Agreement, the Note and the other Loan Documents have been paid in full, unless Bank otherwise consents in writing, Borrower agrees that:

4.1    Use of Proceeds. Borrower will use the proceeds of the Loan only as provided in Section 1 above.

4.2    Payment of Obligations. Borrower will pay and discharge promptly all taxes, assessments and other governmental charges and claims levied or imposed upon it or its property, or any part thereof; provided, however, that Borrower shall have the right in good faith to contest any such taxes, assessments, charges or claims and, pending the outcome of such contest, to delay or refuse payment thereof provided that adequately funded reserves are established by it to pay and discharge any such taxes, assessments, charges and claims.

4.3    Maintenance of Existence. Borrower will maintain and preserve its existence, its assets, and all rights, franchises, licenses and other authority necessary for the conduct of its business, and will maintain and preserve its property, equipment and facilities in good order, condition and repair. Bank may, at reasonable times, visit and inspect any of Borrower’s properties.

4.4    Records. Borrower will keep and maintain full and accurate accounts and records of its operations in accordance with GAAP and will permit Bank, at Borrower’s expense, to have access thereto, to make examination and photocopies thereof, and to make audits of Borrower’s accounts and records and Bank’s collateral during regular business hours.

4.5    Information Furnished. Borrower will furnish and with respect to (d), (e) and (f) below, cause Guarantor to furnish to Bank:

(a) Within forty-five (45) days after the close of each month, except for the final month of each fiscal year, its unaudited balance sheet as of the close of such month, its unaudited income and expense statement with year-to-date totals and supportive schedules, and its statement of retained earnings for that month, all prepared in accordance with GAAP.

(b) Within forty-five (45) days after the close of each fiscal quarter, a certification of compliance with all covenants under this Agreement, executed by Borrower’s duly authorized officer, in form acceptable to Bank.

(c) Within ninety (90) days after the close of each fiscal year, a copy of its statement of financial condition including at least its balance sheet as of the close of such fiscal year and its income and expense statement, and its retained earnings statement for such fiscal year, examined and prepared on a reviewed basis by independent certified public accountants selected by Borrower and reasonably satisfactory to Bank, in accordance with GAAP along with any management letter provided by such accountants.

(d) Within forty-five (45) days after the close of each fiscal quarter, except for the final quarter of each fiscal year, Guarantor’s or Hewitt’s unaudited balance sheet as of the close of such fiscal quarter, Guarantor’s or Hewitt’s unaudited income and expense statement with year-to-date totals and supportive schedules, and Guarantor’s or Hewitt’s statement of retained earnings for that month, all prepared in accordance with GAAP.

(e) Within forty-five (45) days after the close of each fiscal quarter, a certification of compliance with all covenants under this Agreement, executed by Guarantor’s duly authorized member or manager, in form acceptable to Bank.

(f) Within ninety (90) days after the close of each fiscal year, a copy of Guarantor’s or Hewitt’s statement of financial condition including at least its balance sheet as of the close of such fiscal year and its income and expense statement, and its retained earnings statement for such fiscal year, examined and prepared on an audited basis by independent certified public accountants selected by Guarantor and reasonably satisfactory to Bank, in accordance with GAAP along with any management letter provided by such accountants.

(g) Prompt written notice to Bank of any Event of Default or breach under any of the terms or provisions of this Agreement or any other Loan Document, any litigation which would have a material adverse effect on Borrower’s financial condition, and any other matter which has resulted in, or is likely to result in, a material adverse change in Borrower’s financial condition or operations.

(h) Prior written notice to Bank of any change in Borrower’s officers and other senior management, Borrower’s name or state of organization, and the location of Borrower’s assets.

(i) Within fifteen (15) days after Borrower knows or has reason to know that any Reportable Event or Prohibited Transaction (as defined in ERISA) has occurred with respect to any defined benefit pension plan of Borrower, a statement of an authorized officer of Borrower describing such event or condition and the action, if any, which Borrower proposes to take with respect thereto.

(j) Such other financial statements and information as Bank may reasonably request from time to time.

4.6    Profitability. Borrower will achieve net profit after taxes of any positive amount as reported at its fiscal year end.

4.7    Interest Coverage Ratio. Guarantor will maintain a ratio of EBITDA plus rental expense to interest expense plus rental expense of not less than 2.00:1.00 on a rolling four (4) quarter basis as of the close of each fiscal quarter. “EBITDA” means earnings before interest, taxes, depreciation and amortization.

4.8    Total Debt to EBITDA. Guarantor will maintain a ratio of Total Debt to EBITDA of not greater than 2.25:1.00. “Total Debt” means, at any time the same is to be determined, the aggregate of all Indebtedness of the Guarantor and its wholly owned subsidiaries determined without duplication on a consolidated basis.

4.9    Total Debt to Total Capitalization. Guarantor will maintain a ratio of Total Debt to Total Debt plus Total Equity of not greater than 0.45:1.00. “Total Equity” means, at any time the same is to be determined, the sum of all equity and retained earnings of the Guarantor, and its wholly owned subsidiaries on a consolidated basis, determined in accordance with GAAP.

4.10    Insurance. Borrower will keep all of its insurable property, whether real, personal or mixed, adequately insured by good and responsible companies against fire and such other risks for damages to persons and property as are customarily insured against by companies conducting similar business with respect to like properties. Borrower will maintain adequate worker’s compensation insurance.

4.11    Additional Requirements. Upon Bank’s demand, Borrower will promptly take such further action and execute all such additional documents and instruments in connection with this Agreement and the other Loan Documents as Bank in its reasonable discretion deems necessary, and promptly supply Bank with such other information concerning its affairs as Bank may request from time to time.

4.12    Litigation and Attorneys’ Fees. Upon Bank’s demand, Borrower will promptly pay to Bank reasonable attorneys’ fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff, and all costs and other expenses paid or incurred by Bank in collecting, modifying or compromising the Loan or in enforcing or exercising its rights or remedies created by, connected with or provided for in this Agreement and the other Loan Documents. If any judicial action, arbitration or other proceeding is commenced, only the prevailing party shall be entitled to attorneys’ fees and court costs.

4.13    Bank Expenses. Upon Bank’s request, Borrower will pay or reimburse Bank for all costs, expenses and fees incurred by Bank in preparing and documenting this Agreement and the Loan, and all amendments and modifications to any Loan Documents, including but not limited to all filing and recording fees, costs of appraisals, insurance and attorneys’ fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff.

SECTION 5. NEGATIVE COVENANTS

Until all sums payable pursuant to this Agreement, the Note and the other Loan Documents have been paid in full, unless Bank otherwise consents in writing, Borrower agrees that:

5.1 Liens. Borrower will not create, assume or suffer to exist any Lien on any of its property, whether real, personal or mixed, now owned or hereafter acquired, or upon the income or profits thereof, except (a) Liens in favor of Bank, (b) Liens for taxes not delinquent and taxes and other items being contested in good faith, (c) minor encumbrances and easements on real property which do not affect its market value, (d) existing Liens on Borrower’s personal property, and (e) future purchase money security interests encumbering only the personal property purchased.

5.2    Borrowings. Borrower will not sell, discount or otherwise transfer any account receivable or any note, draft or other evidence of indebtedness, except to Bank or except to a financial institution at face value for deposit or collection purposes only, and without any fees other than the financial institution’s normal fees for such services. Borrower will not borrow any money, become contingently liable to borrow money, or enter any agreement to directly or indirectly obtain borrowed money, except pursuant to agreements with Bank and advances from Guarantor.

5.3    Sale of Assets, Liquidation or Merger. Borrower will not liquidate, dissolve or enter into any consolidation, merger, partnership or other combination, or convey, sell or lease all or the greater part of its assets or business, or purchase or lease all or the greater part of the assets or business of another.

5.4    Loans, Advances and Guaranties. Borrower will not, except in the ordinary course of business as currently conducted, make any loans or advances, become a guarantor or surety, or pledge its credit or properties.

5.5    Investments. Borrower will not purchase the debt or equity of another except for savings accounts and certificates of deposit of Bank, direct U.S. Government obligations, and commercial paper issued by corporations with the top ratings of Moody’s or Standard & Poor’s, provided that all such permitted investments shall mature within one year of purchase.

5.6    Payment of Dividends. Borrower will not declare or pay any dividends, other than dividends payable solely in its own common stock, or authorize or make any other distribution with respect to any of its stock now or hereafter outstanding.

5.7    Redemption of Stock. Borrower will not redeem or retire any share of its capital stock for value.

5.8    Affiliate Transactions. Borrower will not transfer any property to any affiliate, except for value received in the normal course of business and for an amount, including any management or service fee(s), as would be conducted and charged with an unrelated or unaffiliated entity. Borrower will not pay any management fee or fee for services to any affiliate without Bank’s prior written consent.

SECTION 6. EVENTS OF DEFAULT

The occurrence of any of the following events (“Events of Default”) shall terminate any obligation of Bank to make or continue the Loan and shall automatically, unless otherwise provided under the Note, make all sums of interest and principal and any other amounts owing under the Loan immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or any other notices or demands:

6.1    Borrower shall default in the due and punctual payment of the principal of or the interest on the Note or on any amounts owing under any of the Loan Documents.

6.2    Any default shall occur under the Note.

6.3    Borrower shall default in the due performance or observance of any covenant or condition of the Loan Documents.

6.4    Any guaranty or subordination agreement required hereunder shall be breached or becomes ineffective, or any Guarantor or subordinating creditor shall die, disavow or attempt to revoke or terminate such guaranty or subordination agreement.

6.5    There shall be a change in ownership or control of ten percent (10%) or more of the equity interests in Borrower or any Guarantor.

SECTION 7. GENERAL PROVISIONS

7.1    Additional Remedies. The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other person or entity including but not limited to Bank’s rights of setoff and banker’s lien.

7.2    Nonwaiver. Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof. No waiver shall be effective unless it is in writing and signed by an officer of Bank.

7.3    Inurement. The benefits of this Agreement and the other Loan Documents shall inure to the successors and assigns of Bank and the permitted successors and assigns of Borrower, but any attempted assignment by Borrower without Bank’s prior written consent shall be null and void.

7.4    Applicable Law. This Agreement and the other Loan Documents shall be governed by and construed according to the laws of the State of California.

7.5    Severability. Should any one or more provisions of this Agreement or any other Loan Document be determined to be illegal or unenforceable, all other provisions of such document shall nevertheless be effective.

7.6    Controlling Document. In the event of any inconsistency between the terms of this Agreement and any other Loan Document, the terms of the other Loan Document shall prevail.

7.7    Construction. The section and subsection headings herein are for convenient reference only and shall not limit or otherwise affect the interpretation of this Agreement.

7.8    Amendments. This Agreement may be amended only in writing signed by all parties hereto.

7.9    Counterparts. Borrower and Bank may execute one or more counterparts to this Agreement, each of which shall be deemed an original, but all such counterparts when taken together, shall constitute one and the same agreement.

7.10    Notices. Any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the parties at their respective addresses and shall be considered to have been validly given (a) upon delivery, if delivered personally, (b) upon receipt, if mailed, first class postage prepaid, with the United States Postal Service, (c) on the next business day, if sent by overnight courier service of recognized standing, or (d) upon telephoned confirmation of receipt, if telecopied or e-mailed. The addresses to which notices or demands are to be given may be changed from time to time by notice delivered as provided above.

7.11    Integration Clause. Except for the other Loan Documents, this Agreement constitutes the entire agreement between Bank and Borrower regarding the Loan, and all prior oral or written communications between Borrower and Bank shall be of no further effect or evidentiary value.

THIS AGREEMENT is executed on behalf of the parties by their duly authorized representative(s) as of the date first above written.

BORROWER HEWITT RELOCATION SERVICES, INC.		BANK UNION BANK OF CALIFORNIA, N.A.

By:	/s/ C. L. Connolly III	By:	/s/ Matthew J. Pielert
	C.L. Connolly III Secretary		Matthew J. Pielert Vice President

Address for Notices: Telephone No. ( ) FAX No. ( )		Address for Notices: East Bay Corporate 200 Pringle Avenue Walnut Creek, California 94596 Telephone No. (925) 947-2441 FAX No. (925) 947-2424

GUARANTOR (with respect to Section 4) HEWITT ASSOCIATES L.L.C.

By:	/s/ C. L. Connolly III
C. L. Connolly III Authorized Representative

Address for Notices: Telephone No. ( ) FAX No. ( )